Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600
CARRIAGE SERVICES REPORTS FIRST QUARTER RESULTS
MAY 8, 2006 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today reported financial results for the first quarter ending March 31, 2006, which were as follows:
•	Revenues of $41.7 million compared to $41.0 million for the first quarter of 2005

•	GAAP EPS from continuing operations of $0.08 compared to a loss of ($0.08) in the prior year

•	Excluding special charges, adjusted EPS from continuing operations was $0.13 compared to $0.15 per diluted share in the prior year

•	EBITDA from continuing operations of $9.9 million compared to prior year of $11.5 million. Excluding the special impairment charge, adjusted EBITDA for the first quarter of 2006 was $10.8
     “We are pleased with our operating results for the first quarter considering that last year’s performance was one of our best in years,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “Despite a mild winter flu season, we generated modest revenue growth in the first quarter while our margins declined in both our funeral and cemetery operations. Based on our operational reorganization and focus starting the new year, we fully expect a rebound in our margins and continued revenue growth over the remainder of the year.”
     We recently concluded a strategic assessment of our portfolio to assess the long-term market share and financial performance potential of each of our funeral and cemetery businesses. Accordingly, we expect to dispose of certain businesses during the second quarter with the sale of two operations, both of which were in small markets not strategic to our future plans. We have recorded impairment charges totaling $5.2 million to write down the current book value to fair market value.
     “The principal outcome of our recent strategic assessment was the decision to focus on acquiring larger businesses in growing suburban markets and to reposition our portfolio holdings over the next five years to achieve positive same store volume growth without an increase in death rates,” continued Mr. Payne.
     “Since the beginning of the year, and especially since the announcement of the combination of the two largest public companies in our industry, we have experienced an increase in inquiries regarding business acquisitions and held discussions with high quality independent operators about succession plans. Moreover, the merger of the two largest companies in our industry may provide an opportunity to acquire businesses in growing markets with attractive demographics, although it is too early to know whether or not this possibility will materialize and to what degree. Given the changed consolidation environment, we believe we are in a good position to achieve our previously published five year goals while creating additional shareholder value.”
Consolidated Operating Results
     Adjusted diluted earnings per share for the first quarter decreased from $0.15 in 2005 to $0.13 the current year. Lower volumes and higher operating costs in the funeral operations and higher bad debt expenses in the cemetery operations contributed to lower profitability and margins. The following reconciles results from continuing operations to exclude special charges:

	For the three months ended,
	2005		2006
	Amount	Diluted EPS	Amount	Diluted EPS
Income (loss) from continuing operations	$(1,378)	$(0.08)	$1,486	$0.08
Special charges, net of tax benefit	4,182	0.23	890	0.05

Adjusted income from continuing operations	$2,804	$0.15	$2,376	$0.13

     During the first quarter, we decided not to renew a building lease for a business in a small community in Northern California. As a result of exiting this business, we recognized a special goodwill impairment charge of $890,000 (net of tax) or $0.05 per diluted share. The special charge for the period ended March 31, 2005 represents additional interest in connection with the senior debt refinancing.
     Free cash flow was essentially breakeven for the first quarter of 2006 compared to $0.3 million in adjusted free cash flow in the first quarter of 2005. The first quarter free cash flow is impacted by the semi-annual interest payment of $5.1 million on the Company’s senior notes and the annual incentive bonus payments. Cash and short-term investments totaled $24.4 million at March 31, 2006, compared to $24.9 million at December 31, 2005.
Funeral Operations
     Key indicators and financial results for Carriage’s funeral operations for the first quarter when compared to the same period in the previous year are as follows:
•	Funeral revenues from continuing operations increased 1.4 percent from $31.2 million to $31.7 million

•	Same store funeral contracts decreased 3.4 percent from 6,237 to 6,022

•	Same store average revenue per contract increased 4.0 percent from $4,920 to $5,116

•	Funeral gross margin decreased 170 basis points from 30.8 percent to 29.1 percent
     “While we experienced a decrease in same store funeral contracts, primarily due to lower death rates related to the weak flu season, our funeral revenues still had a 1.4% gain due to a 4 percent growth in our average revenue per contract,” added Mr. Payne. “We revised our average revenue per contract standard into two separate standards effective January 1, 2006, one for cremation averages and the other for burial averages. During the quarter, the average revenue for cremation contracts increased 10 percent to $2,634 and burial contracts increased 3.8 percent to $6,947. The cremation rate increased from 32.8 percent to 33.3 percent.”
Cemetery Operations
     Key indicators for Carriage’s cemetery operations and financial results for the first quarter when compared to the same period last year are as follows:

•	Cemetery revenues from continuing operations increased 3.2 percent from $9.7 million to $10.1 million

•	The number of preneed contracts written declined 19.1 percent to 1,944 and the number of interments sold declined 15.3 percent to 1,829

•	Average revenue per preneed contract written increased 5.0 percent to $3,029 and the average interment site sold for $2,047, which is 1.8 percent greater than the same period in the prior year

•	Distributable income from trust investments declined $0.3 million due to higher capital gains realized in the prior year period

•	Cemetery gross margin, which includes trust investment earnings, decreased 620 basis points from 22.6 percent to 16.4 percent
     “Our operating results in the first quarter were negatively impacted by a decline in the number of interments sold and higher costs and expenses, particularly bad debt expense. We are very focused on the operating and sales leadership at each of our underperforming properties and expect to see a turnaround in the second half of the year,” stated Mr. Payne.
     Effective at the beginning of 2006, Carriage implemented ten operating and financial standards as part of a new operating model for the cemeteries, similar to that of our funeral division. These standards will improve both the current and long-term performance of the cemeteries by focusing operating leaders on sales of interment rights, building a quality staff including a stable sales staff and increasing profit margins, all of which are linked to our Being the Best incentive compensation plan.
Other
     The Company changed its method of accounting for stock options and shares issued from its employee stock purchase plan in the first quarter 2006 in accordance with SFAS No. 123R, which resulted in additional pretax expense totaling $51,000.
     During the prior year quarter, the Company refinanced its senior debt and, in connection therewith, recorded additional interest expense of $6.7 million for a make-whole payment to the former debtholders and a charge to write off related unamortized loan costs. Investment income on temporary cash investments increased $0.2 million due to higher cash balances and interest rates.

     Discontinued operations consist primarily of a pretax impairment charge of $5.2 million or $0.17 per diluted share related to businesses the Company plans to sell during the second quarter of 2006, as previously discussed.
2006 Outlook
     Carriage affirms its previous 2006 Outlook, which is intended to estimate results from continuing operations based upon same-store volumes. Management believes it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, average revenue per service and other key factors. The Outlook excludes the effect of asset dispositions and acquisitions of businesses that may or may not occur.
     The 2006 Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2005 and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 1.5 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	No borrowings on our $35 million bank credit facility during 2006.

•	Approximately $6.5 million of maintenance capital expenditures.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire businesses if and when available on acceptable terms. In the Outlook, free cash flow is invested in short-term investments which are expected to increase to approximately $35 million by December 31, 2006.

Fiscal Year 2006 Outlook

Income Statement Items
Revenue	$153 - $158

Earnings per share (diluted)	$.26 - $.31

Net earnings	$4.9 - $5.9
Add: Depreciation and amortization	10.6 - 10.8
Add: Interest expense, net of interest income	17.4 - 17.2
Add: Income taxes	2.9 - 3.5

EBITDA	$35.8 - $37.4

Cash Flow Items
Cash provided by operating activities	$17.5 - $18.7
Less: Maintenance capital expenditures	6.5 - 6.5

Free Cash Flow	$11.0 - $12.2

Note: Not adjusted for the expected sale of businesses in the second quarter, but such adjustment would not be material.

First Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, May 9, 2006 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2125 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2006. To access the replay, dial 303-590-3000 and enter pass code 11059314#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services in the fourth largest publicly traded death care company. As of May 8, 2006, Carriage operates 133 funeral homes in 28 states and 29 cemeteries in 12 states.
This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow -

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	03/31/05	03/31/06

Funeral revenues	$31,240	$31,664
Funeral costs and expenses	21,621	22,442

Funeral gross profit	9,619	9,222
Funeral gross margin	30.8%	29.1%

Cemetery revenues	9,741	10,054
Cemetery costs and expenses	7,538	8,407

Cemetery gross profit	2,203	1,647
Cemetery gross margin	22.6%	16.4%

Total revenues	40,981	41,718
Total costs and expenses	29,159	30,849

Total gross profit	11,822	10,869
Total gross margin	28.8%	26.1%

General and administrative expenses	2,779	2,643
Goodwill impairment charge	—	907

Operating income	9,043	7,319
Operating margin	22.1%	17.5%

Interest expense	4,631	4,640
Additional interest costs on debt refinancing	6,693	—
Interest income	(58)	(216)

Total interest expense and other	11,266	4,424

Income (loss) before income taxes from continuing operations	(2,223)	2,895

(Provision) benefit for income taxes	845	(1,409)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(1,378)	1,486
Discontinued operations:
Operating income from discontinued operations	457	41
Impairments of discontinued operations	462	(5,195)
Income tax (provision) benefit	(345)	1,933

Income (loss) from discontinued operations	574	(3,221)

Loss before change in accounting method	(804)	(1,735)

Cumulative effect of change in accounting principle, net of tax benefit of $13,078	(22,756)	—

Net loss	$(23,560)	$(1,735)

Basic earnings (loss) per share:
Continuing operations	$(0.08)	$0.08
Discontinued operations	0.04	(0.17)
Cumulative effect of change in accounting principle	(1.26)	—

Net loss	$(1.30)	$(0.09)

Diluted earnings (loss) per share:
Continuing operations	$(0.08)	$0.08
Discontinued operations	0.04	(0.17)
Cumulative effect of change in accounting principle	(1.26)	—

Net loss	$(1.30)	$(0.09)

CARRIAGE SERVICES, INC.
Selected Financial Data
March 31, 2006
(unaudited)

	12/31/05	03/31/06
Selected Balance Sheet Data:
Cash and Short Term Investments	$24,857	$24,402
Total Senior Debt (a)	141,421	140,644
Days sales in funeral accounts receivable	24.4	23.9
Net Senior Debt to total capitalization (b)	38.0	38.1
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.31	3.47

(a)	- Senior debt does not include the convertible junior subordinated debentures.

(b)	- Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.

	Three months	Three month
	ended	ended
	3/31/05	3/31/06
Cash provided by (used in) operating activities from continuing operations	$(14,163)	$1,100
Additional interest paid on the early retirement of the old senior notes (c)	5,955	—
Deferred distributions on subordinated debentures (c)	10,345	—

Adjusted cash provided by operating activities	2,137	1,100
Less capital expenditures from continuing operations	(1,790)	(1,110)

Adjusted free cash flow (deficit) from continuing operations	$347	$(10)

Net income from continuing operations before change in accounting principle	$(1,378)	$1,486
Interest expense, net of interest income	11,266	4,424
Depreciation and amortization	2,462	2,559
Income taxes (benefit)	(845)	1,409
Impairment charge	—	907

Adjusted EBITDA from continuing operations	$11,505	$10,785

(c)	- For the period ended 3/31/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.
Weighted Average Number of Common and Common Equivalent Shares Outstanding:

Basic	18,127	18,484

Diluted	18,127	18,874